EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 26, 2009, with respect to the consolidated financial statements included in the Annual Report of Cornerstone Therapeutics Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Cornerstone Therapeutics Inc. on Forms S-8 (File No. 333-119409, effective September 30, 2004, File No. 333-125892, effective June 17, 2005, File No. 333-131037, effective January 13, 2006, File No. 333-133867, effective May 5, 2006 and File No. 333-156293, effective December 19, 2008).
/s/ GRANT THORNTON LLP

Raleigh, North Carolina
March 26, 2009